                                               EXHIBIT 10.49

                                               ***OMITTED INFORMATION DENOTED BY
                                               ASTERISKS (***) HAS BEEN
                                               FILED SEPARATELY WITH THE
                                               COMMISSION AND IS THE
                                               SUBJECT OF A CONFIDENTIAL
                                               TREATMENT REQUEST.***

CONTRACT FOR SALE AND PURCHASE OF ETHYLENE

THIS CONTRACT, entered into as of this 28th day of October, 1988, by and between STERLING CHEMICALS, INC., a Delaware corporation with an operating office at Houston, Texas, hereinafter referred to as "BUYER", and PHILLIPS 66 COMPANY, a Delaware corporation with an operating office in Bartlesville, Oklahoma, hereinafter referred to as "SELLER";

W I T N E S S E T H:

WHEREAS, SELLER has committed to build an olefins unit and related facilities (hereinafter collectively called the "olefins unit") near its Sweeny, Texas refinery and petrochemical complex and will produce ethylene, propylene and other products from said unit; and

WHEREAS, the parties hereto desire for SELLER to sell and BUYER to purchase and/or pay for part of the ethylene produced at said olefins unit during the term hereof;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE
SELLER hereby sells and agrees to deliver and BUYER hereby purchases and agrees to receive, on the terms and conditions and at the price hereinafter stated, the volume of ethylene (plus or minus five percent (5%), at BUYER's option) during each and every contract year of the term hereof set out in Table 1 below.

TABLE 1

CONTRACT YEAR                    QUANTITY
- - -------------                    --------
1 through 8                      * * * year

In the event BUYER shall at any time or from time to time fail to purchase at least ninety-five percent (95%) of the quantity of ethylene set out in said Table 1 at a time when SELLER is ready, willing and able to deliver same, BUYER shall nevertheless pay for such quantity of ethylene at the price established under either Article IV or Article XI below, as the case may be.

The maximum quantity BUYER may purchase and take delivery of in any month, subject to the provision of Article XI below, is * * * of * * *
* * * of the annual volume set out in Table 1 above. If, at any time during a contract year, for reasons other than force majeure under
Article XI, BUYER's monthly purchases fall below a level which, in view of such monthly maximum purchase limitation, will not permit BUYER to fulfill its purchase obligation for that contract year, BUYER shall nevertheless pay for a volume of ethylene, at a price determined under Article IV, during that month and succeeding months in that contract year at a rate which will result in payment by the end of that contract year for BUYER's purchase obligation for that contract year. Any such ethylene paid for but not delivered during the contract year in question shall be forfeited, except as otherwise provided for in Article XI.

SELLER shall advise BUYER in writing of the date on which the olefins unit is deemed to be in start-up operation. SELLER shall use due diligence to achieve start-up operation as soon as reasonably practicable, but SELLER does not guarantee the particular date by which start-up operation will occur. From such date until SELLER notifies BUYER that the final facility completion test applicable to the olefins unit under SELLER's financing arrangements with its senior secured lenders (hereinafter the "Completion Test") has occurred shall be considered the start-up period. During such start-up period, SELLER shall have the obligation to sell and deliver ethylene to BUYER on a pro rata basis determined by applying the ratio that the annual obligation set out in Table 1 above bears to the design capacity of the olefins unit, to the total quantity of ethylene then being produced. SELLER's obligation to sell to BUYER during the start-up period is conditioned upon SELLER being satisfied, in its sole discretion, that the olefins unit has achieved reliable production status and inventory up to * * * * at SELLER's sole option, has been established. In no event shall SELLER make sales during the start-up period to non-contract customers. BUYER agrees to purchase such tendered ethylene during the start-up period and may elect within thirty (30) days following commencement of the first contract year, to have any quantities so purchased credited against its obligation to purchase ethylene hereunder during the first contract year.

The Completion Test shall occur as soon as reasonably practicable and, in any event, within one year of the commencement of the start-up period. SELLER shall use due diligence to complete the olefins unit so as to achieve a capacity of
1.5 billion pounds of ethylene per year, but SELLER does not guarantee the particular capacity level which will actually be achieved.

The primary term of this contract shall commence the first day of the month immediately succeeding the month of the Completion Test.

If the Completion Test demonstrates an actual capacity less than 1.5 billion pounds of ethylene per year, there shall be a pro rata reduction in the annual quantity of ethylene to be purchased by BUYER during the primary term and any extensions thereof. In such event, the annual quantity to be purchased by BUYER, as set out in Table 1 above, during the primary term and any extensions thereof shall be determined in accordance with the following formula:

Revised Annual Contract Quantity = Annual Quantity in Table 1 Above X Demonstrated Capacity(Based on Final Completion Test) / Original Design Capacity

Thereafter, if SELLER shall at any time during the term of this contract determine that the olefins unit has achieved a capacity greater than the demonstrated capacity set forth above, SELLER shall promptly notify BUYER and, BUYER shall have the option to increase its annual quantity to its pro rata portion of said new capacity, subject to a maximum of the quantity set out in Table 1 above. BUYER shall exercise its option by giving notice thereof to SELLER no later than thirty (30) days from the date of notification by SELLER.

If BUYER exercises such option within the thirty (30) day period, the annual quantity to be purchased by BUYER during the remaining term of this contract, commencing the first day of the month immediately succeeding the month in which SELLER receives written notice from BUYER that it has elected to exercise such option, shall be increased to BUYER's pro rata share of the new capacity determined by the formula set out above. All such purchases shall be subject to the terms and provisions of this contract.

ARTICLE II

PERIOD OF CONTRACT
Subject to the provisions of Article I, this contract shall be binding upon the parties upon and after execution hereof. It shall remain in full force and effect for a primary term of eight (8) years beginning upon the first day of the primary contract term established under Article I above (estimated to be January 1, 1991), and continuing thereafter unless and until terminated by either party by the giving of written notice of termination to the other party at least thirty-six (36) months in advance of the date of termination specified in such termination notice, which date of termination so specified shall be the last day of the primary term or the last day of any calendar month thereafter.

ARTICLE III

SPECIFICATIONS
All of the ethylene to be sold and purchased hereunder shall meet the specifications therefor set forth in Exhibit "A" attached hereto and by this reference made a part hereof as fully as though set forth at length herein.

ARTICLE IV

PRICE

It is the intent of the parties that this contract constitute a long-term relationship for the sale and purchase of ethylene, and therefore, it is to the mutual benefit of the parties that short-term pricing disputes be resolved satisfactorily to permit accomplishment of this objective. It is the desire of both parties that the sale and purchase of ethylene hereunder be at a price established through monthly negotiations, subject to certain minimum price provisions as defined in subparagraph (5) below. The parties acknowledge that the marketplace for contract sales of ethylene by pipeline on the Texas Gulf Coast is represented by a range of prices nominated monthly by suppliers of ethylene to purchasers of ethylene. It is the intent of the parties that the price for ethylene hereunder reflect the average price generally nominated, with consideration given to the approximate quantity of ethylene represented by each nomination (hereinafter "average market price"), less a discount as more fully set forth in subparagraph (3) below. The procedure to be used to determine the actual selling price each month and to settle price disputes is set out below in this Article IV.

 (1) SELLER shall nominate a price no earlier than ten (10) days preceding the first day of each calendar month. BUYER and SELLER shall within ten (10) days after SELLER's nomination agree to a price meeting the criteria set forth above, which shall be the average market price for that month. The actual selling price for the month in question would be this average market price less the discount defined (3).

 (2) In the event the parties fail to reach agreement prior to the end of such period, the average market price for the month in question shall be calculated as follows:

The difference between the Texas Gulf Coast delivered contract price (or if a range of prices is given, the arithmetic average of the range) for ethylene, as reported in the end of the month Monomers Market Report published by Chemical Marketing Associates, Inc., for the previous month and the month in question shall be added to or subtracted from, as the case may be, the previous month's average market price to arrive at the average market price for the month in question. In the event Monomer's Market Report ceases to be published, or the parties wish to discontinue its use, the parties shall mutually agree upon a replacement reference.

The actual selling price for the month in question would be this calculated average market price less the discount defined in subparagraph (3).

 (3) At such time as the price is established under either (1) or (2) above, the minimum price, as hereafter defined in subparagraph (5), shall be calculated for the month in question. If the average market price is greater than the minimum price by * * * * or less, BUYER shall receive a discount from the average market price in (1) or (2) above, of * * * * of such difference. If the average market price is greater than the minimum price by more than * * * *, BUYER shall receive a discount from the average market price in (1) or (2) above, of * * * * of such difference for the first * * * * and a discount of

* * * * of such difference in excess of * * * *

In lieu of accepting SELLER's price nomination and discount provided for in subparagraphs (1), (2) and (3) above, BUYER may within ten (10) days following such nomination, notify SELLER of a competitive offer as defined immediately below. In order to be considered hereunder, a competitive offer must be for a contract, either existing or offered, of at least one (1) year in duration, with a quantity of at least 100 million pounds per year, on a delivered basis to any of BUYER's plants or pipelines, and with comparable quality. In all cases, tolls feedstock and cost-related formulas shall be excluded, unless the formula establishes a minimum price in a market-related price contract. BUYER may submit any such competitive offer which is effective for a period of time, once for the entire period during which such offer continues in effect rather than repetitively each month during such period. SELLER shall thereupon have the options set out in subparagraphs (i), (ii) and (iii) below, except that SELLER may exercise any such option for the entire period of the offer's effectiveness or on a month-by-month basis.

SELLER shall respond to any such offer presented by BUYER within five (5) days of BUYER's notification thereof, or within five (5) days after the first day of the month if it is a continuing offer, in one of the following ways at SELLER's sole option:

(i) SELLER may agree to meet the competitive price, which would become the actual selling price for the month in question.

( ii) SELLER may propose an alternate price, which if mutually acceptable to BUYER and SELLER would become the actual selling price for the month in question.

(iii) In the alternative, SELLER may decline to meet the competitive offer presented by BUYER, and in such event the actual selling price for the month in question shall be established as follows:

The difference between the Texas Gulf Coast delivered contract price (or if a range of prices is given, the arithmetic average of the range) for ethylene, as reported in the end of the month Monomers Market Report published by Chemical Marketing Associates, Inc., for the previous month and the month in question shall then be added to or subtracted from, as the case may be, the previous month's actual selling price to arrive at the actual selling price for the month in question. In the event Monomer's Market Report ceases to be published, or the parties wish to discontinue its use, the parties shall mutually agree upon a replacement reference.

 (4) In the event BUYER and SELLER fail to agree on a price for deliveries hereunder under (1), (i) or (ii), and must rely on subparagraph (2) or (iii) or a combination thereof, for the immediately preceding two (2) consecutive months, the actual selling price for the third month shall be determined as follows:

The weighted average of SELLER's contract sales prices, and, BUYER's option, the weighted average of BUYER's contract purchase prices for the month in question, excluding the prices under this contract, shall be calculated. The prices included in each such calculation shall be only those from contracts of one (1) year or more duration for sale and purchase of at least 50 million pounds of ethylene per year between non-affiliated entities in the Texas Gulf Coast area, excluding any arrangement or side agreements affecting other products or product consideration such as barter or toll arrangements or cost related formulas. The actual selling price for the month in question shall then be the arithmetic average of the two prices calculated above. In the event BUYER has no purchases satisfying the conditions stated herein, or elects not to submit any such purchase prices for consideration, then the price shall be SELLER'S weighted average contract sales price meeting the conditions of this paragraph. In the next ensuing month, the actual selling price shall be calculated again in accordance with subparagraph (1), (2), (i) (ii) or (iii) above.

In the event that the actual selling price for the month in question is determined by subparagraph (i), (ii), (iii), or (4), an average market price for the month in question shall be calculated for future reference as follows:

If the difference between the average market price and the minimum price is
* * * * or less;

Average Market Price = (Actual Selling Price - * * * *  / * * * *

If the difference between the average market price and the minimum price is greater than * * * *

Average Market Price = (Actual Selling Price - * * * * (Minimum Price) -
* * * * / * * * *

For the above calculation all prices are in dollars per pound.

Both parties recognize that changes in market conditions from time to time can result in the need to change the timing of price nomination and response provided for above. The parties agree to meet at mutually agreeable intervals for the purpose of attempting to agree to revised timing of price nomination and response in order to permit accurate assessment of the average market price.

 (5) The pricing procedures set out above in this Article IV are at all times subject to a minimum price to be calculated each month as necessary using the following formula:

Minimum Price = (A) - (B) + (C)

Where (A) is the cost of the feedstock for the month in question, (B) is the credit to be applied as a result of the sale of co-products from ethylene production, and (C) is a fee initially set at * * * *, all as more fully defined below.

(A) Feedstock cost shall be calculated as set forth immediately below, expressed in dollars per pound of ethylene, and multiplied by the quantity of ethylene sold to BUYER during the month in question. Feedstock volumes required to produce the quantity of ethylene sold to BUYER for the month in question are determined as follows:

Feedstocks Required Per Pound of Ethylene

             Amount                                  Feedstock
           * * * *                      80% ethane/20% propane
           * * * *                         100% propane

The price per gallon used to determine feedstock cost for the ethane component of the ethane/propane mixture and for propane, either as a component of a mixture or alone, during any month, is the average of the midpoint of the daily high and low spot prices for ethane in ethane/propane mix and for propane for that month as reported for Mont Belvieu, Texas, TET basis, by Oil Price Information Service (published by United Communications Group, 4550 Montgomery Avenue, Suite 700 N, Bethesda, Maryland 20014-3382). In the event this publication ceases to be published, or the parties wish to discontinue its use, the parties shall mutually agree upon a replacement reference.

In making the foregoing calculations, it will be assumed that the feedstock used (as between ethane/propane mix and 100% propane), regardless of the feedstock actually run, is the one that results in the lowest minimum price (as defined above) for ethylene that month.

(B) Co-product credit shall be calculated as set forth immediately below, expressed in dollars per pound of ethylene, and multiplied by the quantity of ethylene sold to BUYER during the month in question. The volumes of co-products used to calculate the credit are on the following standard yields:

Co-Products Per Pound of Ethylene

Co-Products                       Feedstock
- - -----------           -------------------------------------
                      EO/20 Ethane/Propane     100% Propane
Propylene, Polymer          * * * *               * * * *
  Grade (Lbs.)

Butadiene Concentrate       * * * *               * * * *
  (gal.)

Debutanized Aromatic        * * * *               * * * *
  Concentrate (gal.)

The price for each co-product shall be Phillips 66 Company's actual outside weighted average selling price of the individual products to non-affiliated purchasers in the Texas Gulf Coast area.

(C) The final component is set initially at * * * * per pound, but * * * * will be adjusted up or down monthly based on the following factors:

(i) * * * * of said * * * * will increase or decrease from the "Base Value" in the latest published final monthly figure for "Average Hourly Earnings" for the "Manufacturing" group, "Chemicals and Allied Products", as published in Table C-2 entitled "Gross Hours and Earnings of Production or Non-supervisory Workers", in the monthly booklet entitled "Employment and Earnings", issued by the Bureau of Labor Statistics, United States Department of Labor, available on the last day of the previous month. The "Base Value" referred to above is the final monthly figure for March, 1988, which is $12.52 per hour. Such increase or decrease shall be calculated as follows:

Change = (Latest Figure for Average Hourly Earnings/$12.52) X * * * * - * * * *

If said monthly figure shall cease to be published by the Bureau of Labor Statistics, the parties shall adopt by mutual agreement such other labor index in the chemical industry as most closely approximates the discontinued figure.

(ii) * * * * of said * * * * will increase or decrease from the "Base Value" in the final monthly index for "Industrial Commodities" as published in the monthly booklet entitled "Producers Price Index" prepared by the Bureau of Labor Statistics, United States Department of Labor, for the latest previous month. The "Base Value" referred to above is 104.7, which is the final monthly index for March, 1988 (1982 equaling 100). Such increase or decrease shall be calculated as follows:

Change = (Latest Figure for Industrial Commodities/104.7) X * * * * - * * * *

If said monthly index shall cease to be published by the Bureau of Labor Statistics, the parties shall adopt by mutual agreement such other commodity index as most closely approximates the discontinued one; and if the Bureau of Labor Statistics changes the basis for reporting said monthly index from the present basis of 1982 prices equaling 100, this escalation factor shall be altered accordingly.

The minimum price formula, as defined in subparagraph (5) above, shall be calculated monthly no later than the 10th day after the end of the month in question. SELLER shall notify BUYER promptly in the event that the minimum price formula affects the actual selling price. Anytime the minimum price is in effect, SELLER shall account for the total dollar difference between the MINIMUM price and either the average market price or the actual selling price, as the case may be, as such prices are derived under the provisions of paragraphs (1), (2), (i), (ii), (iii), or (4) above. If, during the remaining term of this contract, the actual selling price once again exceeds the minimum price, BUYER shall receive as a credit against sums owing to SELLER in excess of the minimum price the amount accounted for as described above. If the actual selling price remains below the minimum price for the remaining term of this contract or BUYER is otherwise unable to fully utilize all such credits, BUYER's right to use such sums as credits shall expire upon expiration of this contract.

ARTICLE V

DELIVERY AND TITLE TRANSFER

Deliveries of ethylene hereunder shall be made to BUYER at the point of delivery, which shall be the point of connection between SELLER's pipeline or pipelines arranged by SELLER and BUYER's plant at Texas City, Texas. Title and risk of loss shall pass from SELLER to BUYER at said point of delivery.

BUYER shall have no responsibility or liability on account of anything which may be done, happen or arise with respect to ethylene before delivery, and SELLER shall have no responsibility or liability on account of anything which may be done, happen or arise with respect to ethylene after delivery. SELLER shall bear all costs of transporting the ethylene to said point of delivery, and BUYER shall bear all costs of transporting the ethylene from said point of delivery. Delivery shall be made at the pressure designated by BUYER but not exceeding 1950 pounds per square inch gauge at the point of delivery. SELLER shall install, maintain, and operate at said point of delivery a suitable meter and other facilities whereby the volume of ethylene delivered by SELLER to BUYER is measured and the temperature and pressure recorded, and BUYER shall grant to SELLER all necessary rights and easements for the installation, maintenance, operation and removal of said meter and facilities. BUYER, if it so elects and gives notice of such election to SELLER shall have the right to observe the periodic recalibration of said meter and facilities, such recalibration to be made at SELLER'S expense as often as necessary but no less frequently than once each month. BUYER may, at its option and at its sole cost and expense, install a check meter at said point of delivery; and in the event it does so, SELLER will furnish BUYER with information to permit BUYER to duplicate SELLER's meter.

The volume of ethylene delivered by SELLER hereunder each day shall be determined by references to daily readings of SELLER's meter. For this purpose, a day shall be construed to extend from 7:00 a.m. on one day to 7:00 a.m. on the next succeeding day, and correction factors and calculations from such meter readings for the purpose of determining the daily quantities of ethylene delivered hereunder shall conform with procedures mutually agreed upon by the parties. Such daily quantities shall be converted to pounds of ethylene in accordance with the method set forth in Exhibit "B" attached hereto and by this reference made a part hereof as fully as though herein set forth at length.

In the event representatives of the parties hereto are unable to agree (1) on whether any ethylene delivered hereunder meets the specifications set forth in
Article III hereof, or (2) on the measurements of any ethylene delivered hereunder for which provision is made in this Article V, or (3) on the determination of pounds of ethylene delivered hereunder in accordance with the methods prescribed in Exhibit "B", any and all such disputes shall be resolved either by Chas. Martin Inspectors of Petroleum, Inc., or E. W. Saybolt and Company, at the election of the party raising the question, or such other recognized referee as may be agreed upon by the parties. Submission to such referee shall occur within thirty (30) days after notice of a dispute is given by one party to the other. The decision of such referee with respect to such matters shall be final, conclusive, and binding on each of the parties hereto and the changes of such referee shall be borne equally by the parties.

ARTICLE VI

TAXES

Any tax (except property, franchise, and income taxes), license fee, inspection fee, or other charge imposed by any governmental authority or other agency on or measured by gross receipts from ethylene herein sold, or on the production, manufacture, transportation, sale, use, delivery, or other handling of ethylene or any component thereof or on any feature thereof or of this contract existing at the time of any delivery hereunder shall be added to the price then in effect hereunder and shall be paid by BUYER to SELLER if such tax, fee, or charge is required to be or is paid by SELLER. Failure of SELLER to add any such tax, fee or charge to the invoice shall not relieve BUYER of liability therefor unless a time period of more than five (5) years has elapsed, but in no event shall BUYER be subject to payment of interest and penalties.

ARTICLE VII

INVOICING AND PAYMENT

SELLER shall invoice BUYER for ethylene sold and purchased hereunder no more often than once during each calendar month for the preceding months' sales. Such invoices shall be dispatched promptly by SELLER telegraphically or otherwise, so as to be received by BUYER within three (3) days of the date of invoice based upon quantities actually delivered and the SELLER's best estimate of the actual selling price. Such provisional price shall be adjusted in the next month's invoice based upon the actual selling price for the relevant month calculated in accordance with Article IV, and shall be shown as a charge or a credit, as the case may be, in the invoice reflecting the adjustment. Payment shall be made by BUYER to SELLER on or before the 15th day following the date of each invoice by telegraphic transfer or other means satisfactory to SELLER of immediately available funds to SELLER's account at such bank or depository as is designated in the invoice. Late payments for purchases shall be assessed a delinquency charge on a daily basis at the rate of one percent (1%) per month (30 days) on the unpaid balance. In no event shall the delinquency charge exceed the legal maximum.

It is agreed that SELLER may decline to make deliveries of the ethylene sold under this contract except for cash payable upon delivery whenever SELLER shall have any reasonable doubt as to BUYER's financial responsibility and shall so advise BUYER, whereupon BUYER shall have the privilege of satisfying SELLER as to BUYER's financial responsibility. If SELLER is so satisfied, deliveries may be resumed hereunder on the terms provided in the first paragraph of this
Article VII. SELLER may exercise its rights under this Article VII at any time and from time to time during the continuance of this contract.

ARTICLE VIII

CLAIMS

No claim, other than willful or intentional breach of this contract, as to ethylene delivered (whether or not conforming to specifications) or for nondelivery of ethylene and whether or not based on negligence, shall be greater in amount than the purchase price of the ethylene in respect of which such claim is made; provided, however, that the limitations stated herein do not apply to deliveries that contain less than seventy-five (75%) ethylene. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL,
OR PUNITIVE DAMAGES, WHETHER OR NOT CAUSED BY OR FROM THE NEGLIGENCE OF SUCH PARTY. BUYER shall notify SELLER within thirty (30) days of date of delivery of any claim, and failure of BUYER to make such claim within thirty (30) days shall operate as a waiver of any claim.

ARTICLE. IX

RECORDS

To the extent that records of either party are to be used in the administration of this contract, the party whose records are to be used agrees to keep true and correct records pertaining to this contract and all transactions related thereto and to maintain s such records for a period of at least three (3) years after termination of this contract. On written request by either party and at such party's expense, such party may have a firm of independent certified public accountants audit any and all such records of the other party at any time or from time to time for the purpose of confirming the accuracy of such records and the manner in which such records have been used in the administration of this contract; provided, however, that such accountants shall not disclose to the party requesting the audit any information obtained during such audit and shall only report to such party the results of the audit and whether same shows compliance with the terms of this contract, or as the case may be, the respects in which the terms of this contract have not been complied with. The right to audit such records shall expire three years after termination of this contract.

ARTICLE X

NOTICES

Any notice, request or other communication provided for hereunder shall be deemed sufficient if given in writing, or by telegram or other electronic means, properly addressed with postage or other charges prepaid, and mailed or delivered to the party for which it is intended, as follows:

BUYER:   STERLING CHEMICALS INCORPORATED
         333 Clay Street, Suite 3700
         Houston, Texas 77002

SELLER:  Phillips 66 Company
         Chemicals Division
         Adams Building
         Bartlesville, Oklahoma 74004

or at such other address as a party may designate which is communicated as herein provided. Any such notice, request or other communication mailed by registered or certified mail shall be deemed to have been given or delivered at the time of mailing; if otherwise mailed or delivered, or if electronic transmission is used, it shall be deemed given or delivered when received.

ARTICLE XI

FORCE MAJEURE

No liability (except payment by BUYER for ethylene purchased hereunder, as more fully provided below) shall result to either party from delay in performance or nonperformance arising from any cause or causes reasonably beyond the control of the party affected, including but not limited to the following, which shall be deemed to be beyond the control of such party: Acts of God, fire, flood, war, accident, labor trouble (from whatever cause), shortage of or inability to obtain any goods deliverable hereunder or raw materials therefor from SELLER's existing or intended sources of supply, shortage of or inability to obtain equipment or transportation, or compliance with any law, regulation, order, direction or request made by governmental authority or person purporting to act therefor. If, by reason of any such cause or causes, supplies of any goods deliverable hereunder or raw materials therefor are curtailed or cut off, SELLER's obligation hereunder during such curtailment or cessation may, at its option, be reduced to the extent necessary in the SELLER's judgment to apportion fairly among its contract customers and among the operations of SELLER (including those of SELLER's subsidiaries and affiliated companies) the goods or raw materials then in storage and such additional quantities as may be received in the ordinary course of SELLER's business; but SELLER shall not be required to increase its taking from any sources of supply or to purchase goods or raw materials therefor to replace the goods or raw materials so curtailed or cut off. SELLER's obligation to supply hereunder during all force majeure situations, except the inability to obtain raw materials, is based upon production solely from the olefins unit. SELLER's obligation to supply hereunder in the event of force majeure due to the inability to obtain raw materials shall be based upon a pro rata portion of production from all of Phillips 66 Company's olefins units. In the event a force majeure occurrence resulting from physical damage to or destruction of the olefins unit continues for one (1) year, BUYER shall, at anytime after the expiration of such one (l)-year period, have the option to cancel this contract upon thirty (30) days' written notice to SELLER. If within such thirty (30) day period, SELLER notifies BUYER in writing that it intends to repair, reconstruct or otherwise take such action as is necessary to return the olefins unit to operation with reasonable dispatch, then in such event BUYER's cancellation notice shall be void and of no further force and effect. Deficiencies in deliveries of ethylene hereunder by reason of any such cause or causes shall be canceled from the contract with no liability to either party therefor.

Notwithstanding a declaration of force majeure by BUYER and subject to the provisions of Article IV above, BUYER shall nevertheless pay for a quantity of ethylene each month during the continuance of BUYER's force majeure condition sufficient to enable BUYER to fulfill its purchase obligation for that contract year by the end of such year. The price for such purchases shall be component
(C) of the minimum price calculated under the provisions of Article IV above. During the continuance of BUYER's force majeure the Obligation of BUYER to pay such price for such quantity of ethylene shall be absolute and unconditional under any and all circumstances, except for force majeure by SELLER, shall not be subject to any reduction, limitation, impairment or termination whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, any claim of waiver, release, surrender, alteration or compromise and shall not be subject to any defense, set-off, counterclaim, recoupment, rescission or termination whatsoever, whether by reason of any default, willful misconduct, negligence or otherwise either within or outside the control of BUYER or any Other reason except that the obligation of BUYER hereunder shall be deemed discharged to the extent of any payment by BUYER in respect of such quantity. If (1) no joint venture company, as described in Article XIV below, is formed and no indebtedness pertaining directly and specifically to the olefins unit is obtained on or before the commencement of the of the start-up period, or (2) this contract is assigned under Article XIV below to the joint venture company described therein and subsequently SELLER purchases the interests of all other equity investors in said olefins unit, and all indebtedness pertaining directly and specifically to the olefins unit has been retired, then upon the occurrence of either (1) or
(2) above, the provisions of this paragraph requiring BUYER to purchase ethylene notwithstanding its own force majeure declaration shall thenceforth be void and of no further force or effect.

Notwithstanding the monthly maximum delivery limitation set out in Article I above, SELLER shall use its best efforts to deliver to BUYER over the remaining term of this contract all quantities sold but not delivered under the provisions of this Article XI. If such quantities are not entirely delivered prior to termination of this contract, BUYER shall have the option to extend the contract for period of time necessary to complete such deliveries. The rate at which such deliveries are made during such extended term shall be determined by SELLER, which shall in turn dictate the period of such extended term. Whenever ethylene sold but not delivered under the terms of this article is delivered, the actual selling price therefor shall be determined at the time of actual delivery under Article IV above, less the price already paid by BUYER (based on first-in-first-out accounting on such undelivered volumes).

ARTICLE XII

WAIVERS

The right of either party to require strict performance by the other party of any or all obligations imposed upon such other party by this contract shall not in any way be affected by previous waiver, forbearance or course of dealing.

ARTICLE XIII

WARRANTIES

SELLER warrants that all ethylene delivered hereunder will comply with the specifications set forth in Exhibit "A", that said ethylene will have been produced in compliance with of the Fair Labor Standards Act of 1938, as amended, and that SELLER will convey good title thereto.

THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING WITHOUT LIMITATION WARRANTY OF MERCHANTABILITY IN OTHER RESPECTS THAN EXPRESSLY SET FORTH ABOVE AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XIV

ASSIGNABILITY

All of the terms, conditions, and provisions hereof shall extend to and be binding upon the respective parties hereto, their successors and assigns; provided, however, that neither party shall assign this contract or any interest herein without the prior written consent of the other party; except that either party may, without the consent of the other assign this contract or any interest herein to (1) a corporation with which such party merges or to which such party's assets used in the performance hereunder shall be sold and conveyed during the term hereof, or (2) one or more lenders to such party, or to a trustee, fiscal agent or fiduciary for such lenders, or to any third party that supplies a letter of credit, payment bond, performance bond, financial guarantee bond, business risk insurance or any other third party coverage insuring payment to such lenders, in any such case for security purposes; and with the further exception that (i) SELLER may, without the consent of BUYER, assign this contract to a joint venture company 50% of which would be owned directly or indirectly by SELLER, which joint venture company would be the owner of the ethylene production facility referred to herein and would be an independent entity with respect to production and inventory of ethylene, (ii) such joint venture company may, without the consent of BUYER, assign this contract to one or more lenders to such company, or to a trustee, fiscal agent or fiduciary for such lenders, or to any third party that supplies a letter of credit, payment bond, performance bond, financial guarantee bond, business risk insurance or any other third party coverage insuring payment to such lenders. BUYER agrees to execute and deliver a written consent to any of the assignments permitted herein.

ARTICLE XV

ENTIRETY OF AGREEMENT

This instrument contains the entire agreement between the parties hereto regarding the sale, purchase and delivery of ethylene during the period provided herein; and all prior promises, agreements or warranties, written or verbal, shall be canceled and superseded hereby and shall be of no further force or effect unless embodied herein. No modifications of this contract shall be valid unless in writing and signed by both parties, and no modification shall be effected by the acknowledgment or acceptance of any purchase orders or printed forms containing different conditions

ARTICLE  XVI

GOVERNMENTAL CONTROLS

If any existing or future law or governmental decree, regulation, order or ruling, or interpretation thereof, shall in the opinion of SELLER prohibit

SELLER at any present or future time from charging and receiving payment of the minimum price as defined in Article IV above for ethylene delivered hereunder, SELLER may at its option terminate this contract by giving BUYER not less than thirty (30) days' prior written notice; provided, however, such notice of termination shall not be given until and unless such price prohibition becomes effective.

In the event SELLER shall exercise a right of termination under the provisions of this Article XVI, SELLER agrees that it will not during the unexpired term of this contract sell, exchange or otherwise dispose of any portion of the ethylene which was subject to this contract to any third party (exclusive of purchase for consumption by affiliated companies) without first offering such ethylene to BUYER on terms and conditions at least as favorable to BUYER as those offered to such third party.

Notwithstanding the foregoing it is the intention of the parties to make such reasonable adjustments under this contract as will accommodate any price limitations imposed by any governmental law or regulation without imposing undue economic hardship to either party.

ARTICLE XVII

APPLICABLE LAW

The validity, interpretation and performance of this contract shall be governed by the laws of the State of Texas.

IN WITNESS WHEREOF, this contract is executed in duplicate for each party by and through its respective officers duly authorized, as of the date first above written.


PHILLIPS 66 COMPANY

ATTEST: Diane F. Stewart                       By

By  Gary E. Southerland
SELLER

STERLING CHEMICALS INC.
ATTEST:  J. David Heaney                        By
         Secretary
By  J. Virgil Waggoner
       President
BUYER


EXHIBIT A

                                  EXHIBIT A

                                SPECIFICATIONS

                                   ETHYLENE


                              SPECIFICATION           TEST METHOD *
                              -------------           -----------

Ethylene, Min. Mol %              99.85               Gas Chromatography
                                                      PPCo. 6605-AG-1

Inerts, max. mol %                 0.150              Gas Chromatography
                                                      PPCo. 6605-AG-1

Carbon Dioxide, max., ppm         10                  Gas Chromatography
                                                      PPCo. 6605-AG-1

Carbon Monoxide, max., ppm         5                  Gas Chromatography
                                                      PPCo. 6605-AG-1

Acetylenes, max., ppm              5                  Gas Chromatography
                                                      PPCo. 6605-AG-1

Sulfur, max., ppm                  2                  ASTM D-2784

Water, max., ppm                  10                  Karl Fischer
                                                      PPCo. 5688-AK-3

Oxygen, max., ppm                  5                  Gas Chromatography
                                                      PPCo. 6605-AG-1

Hydrogen, max., ppm                5                  Gas Chromatography
                                                      PPCo. 6605-AG-1


* Test methods shown below shall be used unless an equivalent test method can be mutually agreed upon.

* Test methods shown below shall be used unless an equivalent test method can be mutually agreed upon.

EXHIBIT B

METHOD OF CONVERSION OF VOLUMES OF ETHYLENE TO POUNDS OF ETHYLENE

The pounds of ethylene delivered daily shall be determined in accordance with the method outlined in the booklet entitled "Phillips Chemical Company Ethylene Flow Measurement Manual as Revised January 1, 1985." The methods of gas flow measurement and the methods of gas volume computation outlined in the manual referred to above will be controlling; provided, however, that revisions in the aforesaid manual may be made at any time during the life of this contract upon agreement by both parties.